SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2015

Systemax Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13792	11-3262067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Harbor Park Drive
Port Washington, New York 11050
(Address of Principal Executive offices, including Zip Code)

Registrant’s telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02(c) is hereby incorporated by reference in this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement

Item 5.02(b) is hereby incorporated by reference in this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	The employment of Perminder Dale as Chief Executive of the European Technology Products Group of Systemax Inc. (the “Company”) terminated on June 19, 2015. Pursuant to the terms of his settlement agreement with Misco UK Limited (a subsidiary of the Company, “Misco UK”) dated June 19, 2015, the Company implemented the separation terms of his employment agreement, dated as of December 15, 2011, with Misco UK, which is filed as an exhibit to the Company’s Form 10-K filed on March 8, 2012 for the year ending December 31, 2011, and which is hereby incorporated by reference herein.

(c)	The Company appointed Simon Taylor as President of its European Technology Products Group, effective July 1, 2015 (the “Commencement Date”). For the past 14 years Mr. Taylor has served as Senior Vice President Operations - Europe for Insight Enterprises, an IT solutions provider. While at Insight he led all services and operations across Europe, including services sales, consulting and delivery; product management; purchasing; distribution; logistics; client services; technical services; quality management; business improvement; IT systems; and facilities.

In connection with his employment, Mr. Taylor entered into an employment agreement with Misco UK (the “Agreement”) pursuant to which Mr. Taylor’s annual base salary will be £250,000; he will also be eligible for a cash bonus of up to 50% of his base salary upon the achievement of certain performance objectives to be established and relating to the European Technology Products Group achieving certain performance objectives and relating to achieving objectives under the Company’s Named Executive Officer Cash Bonus Plan.  Under the Agreement, Mr. Taylor is entitled to a car allowance and will participate in medical benefits and pension programs available to any director of Misco UK based in the United Kingdom.

Subject to the prior approval of the Compensation Committee, on the Commencement Date, and on each anniversary of the Commencement Date during the term of employment, Mr. Taylor shall receive a restricted stock unit award in shares of common stock of the Company equal to 50% of his annual salary.  The initial grant shall vest in equal installments on each of the four subsequent anniversary dates of the grant date.  Subsequent grants shall vest in such installments, and subject to such performance conditions, as the Compensation Committee of the Company shall determine at the time of the grant.

The Agreement is terminable by either party upon twelve months’ prior notice. Misco UK, however, may terminate Mr. Taylor’s employment immediately by paying him, in lieu of notice, the base salary he would be entitled to receive under the Agreement during the twelve month notice period, or if notice has already been given, during the remainder of the notice period.  Misco UK also may terminate Mr. Taylor’s employment without notice and without any obligation to make payment (other than in respect of amounts accrued due at the date of termination) if termination occurs due to cause (as defined in the Agreement).

The Agreement includes customary nondisclosure and intellectual property rights provisions for the benefit of Misco UK, including a right of first refusal in favor of Misco UK to acquire any intellectual property otherwise titled to Mr. Taylor and developed by him in the course of his employment. The Agreement provides for customary non-solicitation and non-compete provisions effective for twelve months after termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC.

By: /s/ Eric Lerner
Name: Eric Lerner
Title: Senior Vice President

Dated: June 19, 2015

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Executive Director’s Service Agreement, dated December 15, 2011, between Misco UK Limited and Perminder Dale (incorporated by reference to Exhibit 10.19 of the Form 10-K of Systemax Inc. for the year ended December 31, 2011).